Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year Ended October 31, 2012

WATERTOWN, CT -- (Marketwire - January 29, 2013) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal year that ended October 31, 2012. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2012 decreased 1%, to $71.1 million from $71.6 million for fiscal 2011. Gross profit decreased 2%, for the year ended October 31, 2012 to $36.6 million from $37.2 million in the year earlier. Gross profit as a percentage was 52% for both years.

Operating results were significantly impacted by a write-down of goodwill, a non-cash charge of $20 million. The net loss for fiscal year 2012 was $18.5 million compared to net income of $1.5 million in 2011. On a per share basis, the net (loss) income was $(0.86) per fully diluted share in fiscal 2012, compared to $0.07 per fully diluted share in fiscal 2011.

The expense recorded for impairment of goodwill is a non-cash charge in the fourth quarter of fiscal 2012. It was a result of the assessment of goodwill as of October 31, 2012. Goodwill had been recorded for acquisitions from 1996 through 2009. The assessment of the carrying value of goodwill is a two step process. In step one, the fair value of the Company is compared to the Company's equity book value. The step one assessment as of October 31, 2012 indicated that goodwill may be impaired. When impairment was indicated as of October 31, 2012, the Company used step two to determine the amount of the impairment. In that process, the Company allocated the estimated fair value to all of the assets and liabilities of the Company (including unrecognized intangible assets) as if the Company had been acquired in a business combination using the estimated fair value as the price paid. The Company then recognized impairment in the amount by which the carrying value of goodwill exceeded the implied fair value of goodwill as determined in the allocation. Impairment was primarily the result of a decline in estimated fair value resulting from the income approach which relies on a discounted cash flow analysis of the Company's projected cash flows as well as an analysis of comparable "guideline" companies. There was no event or change in circumstance that would more likely than not reduce the fair value of our underlying net assets below their carrying amount prior to the annual impairment test. Impairment is a non-cash charge and, while it is significant, it does not affect the Company's business operations or its ability to meet its financial obligations.

The Company conducted a similar assessment of goodwill as of October 31, 2011 and concluded that goodwill was not impaired as of that date.

"Due to strong market volatility -- presenting both economic and competitive challenges -- we're aggressively developing our infrastructure, products and services in order to meet these challenges directly," stated Peter Baker, President & CEO, Crystal Rock Holdings. "We know customers have increasing product and service options, and as a result, we're continuing to make large, long-term investments designed to increase sales and operating efficiency to new and existing customers. The development of our information technology platform, enhanced levels of training and continual improvement to our sales and delivery process are key elements of how we are meeting those challenges."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                                     Twelve Months Ended:
                                                  --------------------------
                                                   October 31,   October 31,
                                                      2012          2011
                                                  ------------  ------------
(000's $)

Sales                                             $     71,122  $     71,610

(Loss) Income from operations                     $    (16,635) $      4,507

Net Income (Loss)                                 $    (18,478) $      1,486

Basic net (loss) earnings per share               $      (0.86) $       0.07
Diluted net (loss) earnings per share             $      (0.86) $       0.07

Basic Wgt. Avg. Shares Out. (000's)                     21,384        21,389
Diluted Wgt Avg. Shares Out. (000's)                    21,384        21,389

Note: This press release contains a forward-looking statement about executing a growth plan and diversifying our sales base to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2012, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15